UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

December 12, 2017
Date of Report (Date of Earliest Event)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
Indenture for 4.875% Senior Notes due 2025

On December 12, 2017, Sotheby’s (the “Company”) issued $400,000,000 aggregate principal amount of 4.875% Senior Notes due 2025 (the “2025 Notes”) to Goldman, Sachs & Co. LLC, J.P. Morgan Securities LLC, HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Initial Purchasers”). The net proceeds from the sale of the 2025 Notes were approximately $395.5 million, after deducting underwriting commissions to the initial purchasers but before expenses related to the issuance of the 2025 Notes. The Company will use the net proceeds of the offering to redeem all of its outstanding $300,000,000 5.25% Senior Notes due 2022 (the "2022 Notes”), at a redemption price of 102.625% plus accrued and unpaid interest to (but not including) the redemption date and for general corporate purposes, primarily the repayment or reduction of borrowings under its Sotheby's Financial Services revolving credit facility.

The 2025 Notes are governed by an Indenture, dated as of December 12, 2017 (the “Indenture”), among the Company, certain subsidiary guarantors named therein, and U.S. Bank National Association, as trustee, and will bear interest at a rate of 4.875% per year, payable in cash semi-annually in arrears on June 15 and December 15 of each year, beginning June 15, 2018. The 2025 Notes will mature on December 15, 2025.

Holders of the 2025 Notes do not have registration rights, and the 2025 Notes have not been and will not be registered under the Securities Act of 1933.

The 2025 Notes are guaranteed, jointly and severally, on a senior unsecured basis by certain of the Company’s existing and future domestic subsidiaries to the extent and on the same basis that such subsidiaries guarantee the Company’s senior revolving credit facilities.

The 2025 Notes will be redeemable, in whole or in part, on or after December 15, 2020, at specified redemption prices set forth in the Indenture, plus accrued and unpaid interest to, but excluding, the redemption date. Prior to December 15, 2020, the 2025 Notes are redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, plus a make-whole premium (as defined in the Indenture).

In addition, at any time prior to December 15, 2020, the Company may redeem up to 40% of the aggregate principal amount of the 2025 Notes with the net cash proceeds of certain equity offerings at the redemption price of 104.875% plus accrued and unpaid interest.

If the Company experiences a Change of Control (as defined in the Indenture), the Company must offer to repurchase all of the 2025 Notes then outstanding at 101% of the aggregate principal amount of the 2025 Notes repurchased, plus accrued and unpaid interest.

The Indenture also contains covenants that limit, among other things, the Company and its subsidiaries’ ability to:

•grant liens on their assets;

•enter into sale and leaseback transactions; and

•merge, consolidate or transfer or dispose of substantially all of their assets.

The restrictive covenants are subject to a number of exceptions and qualifications set forth in the Indenture.

In connection with the redemption of the 2022 Notes in January 2018, the Company will write-off $3.1 million of unamortized debt issuance costs, which, when combined with the $7.9 million call premium, will result in a total loss on extinguishment of $11 million related to the 2022 Notes.

The description of the Indenture and the 2025 Notes contained herein does not constitute a complete summary of the Indenture and is qualified in its entirety by reference to the text of the Indenture, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits
(d)    Exhibits
Exhibit No.    Description
4.1        Indenture, dated as of December 12, 2017, for the 4.875% Senior Notes due 2025 among
Sotheby’s, as Issuer, the Initial Subsidiary Guarantors Party thereto and U.S. Bank National
Association, as Trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ David G. Schwartz

David G. Schwartz
Senior Vice President, Chief Securities Counsel and Corporate Secretary

Date:	December 12, 2017

Exhibit Index

Exhibit No.    Description

4.1
Indenture, dated as of December 12, 2017, for the 4.875% Senior Notes due 2025 among Sotheby’s, as Issuer, the Initial Subsidiary Guarantors Party thereto and U.S. Bank National Association, as Trustee.

4